Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS
Revenue up 21% to $748 million
Comparable sales increase 17%, or 18% on a constant dollar basis
Diluted EPS of $0.71, or adjusted diluted EPS of $0.75
Vancouver, British Columbia – December 6, 2018 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter ended October 28, 2018.
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the tax expense recognized during the third quarter of fiscal 2018 related to the U.S. Tax Cuts and Jobs Act, and the costs and the related tax effects incurred in connection with the restructuring of the Company's ivivva operations in third quarter of fiscal 2017.
For the third quarter ended October 28, 2018:

•	Net revenue was $747.7 million, an increase of 21% compared to the third quarter of fiscal 2017. On a constant dollar basis, net revenue increased 22%.

•	Total comparable sales increased 17%, or increased 18% on a constant dollar basis.

–	Comparable store sales increased 6%, or increased 7% on a constant dollar basis.

–	Direct to consumer net revenue increased 44%, or increased 46% on a constant dollar basis.

•	Direct to consumer net revenue represented 25.3% of total net revenue compared to 21.2% for the third quarter of fiscal 2017.

•	Gross profit was $406.8 million, an increase of 26% compared to the third quarter of fiscal 2017. Gross profit increased 26% compared to adjusted gross profit for the third quarter of fiscal 2017.

•
Gross margin was 54.4%, an increase of 240 basis points compared to the third quarter of fiscal 2017. Gross margin increased 220 basis points compared to adjusted gross margin for the third quarter of fiscal 2017.

•
Income from operations was $135.9 million, an increase of 59% compared to the third quarter of fiscal 2017. Income from operations increased 26% compared to adjusted income from operations for the third quarter of fiscal 2017.

•
Operating margin was 18.2%, an increase of 440 basis points compared to the third quarter of fiscal 2017. Operating margin increased 80 basis points compared to adjusted operating margin for the third quarter of fiscal 2017.

•
Income tax expense was $43.5 million compared to $27.7 million in the third quarter of fiscal 2017 and the effective tax rate was 31.6% compared to 32.0%. The adjusted effective tax rate was 27.8% compared to 30.8% in the third quarter of fiscal 2017.

•	Diluted earnings per share were $0.71 compared to $0.43 in the third quarter of fiscal 2017. Adjusted diluted earnings per share were $0.75 compared to $0.56 for the third quarter of fiscal 2017.
The Company ended the third quarter of fiscal 2018 with $703.6 million in cash and cash equivalents compared to $650.1 million at the end of the third quarter of fiscal 2017. Inventories at the end of the third quarter of fiscal 2018 increased 25% to $496.0 million compared to $396.9 million at the end of the third quarter of fiscal 2017. The Company ended the quarter with 426 stores.
Calvin McDonald, Chief Executive Officer, commented: "lululemon has achieved a high level of success over the past year and has established a solid foundation to continue to build our future. It's been exciting to see guests around the world respond so strongly to our product offerings and improved digital experience. I look forward to what's ahead for our brand as we strive to exceed the expectations of our guests."
Stuart Haselden, Chief Operating Officer, also noted: "We're pleased with our Q3 results and the strong momentum we continue to see across our business. These results reflect the strategic investments we've made, and continue to make, to achieve our long-term growth objectives. I'd like to thank our educators and teams around the world whose passion and enthusiasm enable this ongoing standout performance."

Updated Outlook
For the fourth quarter of fiscal 2018, we expect net revenue to be in the range of $1.115 billion to $1.125 billion based on a total comparable sales increase in the high-single to low-double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.64 to $1.67 for the quarter. This guidance assumes 133.0 million diluted weighted-average shares outstanding and a 30% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any adjustments which may be recognized in connection with the U.S tax reform.
For the full fiscal 2018, we now expect net revenue to be in the range of $3.235 billion to $3.245 billion based on a total comparable sales increase in the mid-teens on a constant dollar basis. Diluted earnings per share are expected to be in the range of $3.61 to $3.64 for the full year, based on a 30.2% effective tax rate. Excluding the $5.2 million tax expense recognized during the third quarter of fiscal 2018 related to the U.S. tax reform, diluted earnings per share are expected to be in the range of $3.65 to $3.68 for the full year, based on a 29.5% tax rate. The guidance assumes 134.0 million diluted weighted-average shares outstanding. The guidance does not reflect potential future repurchases of the Company's shares or any additional adjustments which may be recognized in connection with the U.S tax reform. Fiscal 2018 is a 53 week year.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 6, 2018, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and China direct to consumer net revenue and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and China direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, and diluted earnings per share exclude the adjustments related to U.S. tax reform and the costs and related tax effects recognized in connection with the restructuring of our ivivva operations. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; changes in consumer shopping preferences and shifts in distribution channels; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Blake Sonnenshein
1-212-333-3810

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Three Quarters Ended
	October 28, 2018	October 29, 2017	October 28, 2018	October 29, 2017
Net revenue	$747,655	$619,018	$2,120,861	$1,720,379
Costs of goods sold	340,878	297,056	973,157	844,100
Gross profit	406,777	321,962	1,147,704	876,279
As a percent of net revenue	54.4%	52.0%	54.1%	50.9%
Selling, general and administrative expenses	270,874	215,367	773,288	640,032
As a percent of net revenue	36.2%	34.8%	36.5%	37.2%
Asset impairments and restructuring costs	—	21,007	—	36,524
As a percent of net revenue	—%	3.4%	—%	2.1%
Income from operations	135,903	85,588	374,416	199,723
As a percent of net revenue	18.2%	13.8%	17.7%	11.6%
Other income (expense), net	2,044	1,052	6,553	2,771
Income before income tax expense	137,947	86,640	380,969	202,494
Income tax expense	43,534	27,696	115,633	63,593
Net income	$94,413	$58,944	$265,336	$138,901

Basic earnings per share	$0.71	$0.44	$1.98	$1.02
Diluted earnings per share	$0.71	$0.43	$1.97	$1.02
Basic weighted-average shares outstanding	132,406	135,364	133,964	136,191
Diluted weighted-average shares outstanding	133,077	135,578	134,512	136,357

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	October 28, 2018	January 28, 2018	October 29, 2017
ASSETS
Current assets
Cash and cash equivalents	$703,607	$990,501	$650,054
Inventories	495,991	329,562	396,892
Prepaid and receivable income taxes	76,593	48,948	77,625
Other current assets	87,276	67,271	63,777
Total current assets	1,363,467	1,436,282	1,188,348
Property and equipment, net	531,250	473,642	440,403
Goodwill and intangible assets, net	24,237	24,679	24,476
Deferred income taxes and other non-current assets	62,057	63,880	67,222
Total assets	$1,981,011	$1,998,483	$1,720,449
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$153,140	$24,646	$14,113
Accrued inventory liabilities	11,446	13,027	23,420
Accrued compensation and related expenses	85,446	70,141	62,387
Current income taxes payable	24,545	15,700	4,403
Unredeemed gift card liability	63,474	82,668	52,500
Other current liabilities	105,620	86,416	83,754
Total current liabilities	443,671	292,598	240,577
Non-current income taxes payable	54,112	48,268	—
Deferred income tax liability	1,582	1,336	—
Other non-current liabilities	74,889	59,321	58,596
Stockholders' equity	1,406,757	1,596,960	1,421,276
Total liabilities and stockholders' equity	$1,981,011	$1,998,483	$1,720,449

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Three Quarters Ended
	October 28, 2018	October 29, 2017
Cash flows from operating activities
Net income	$265,336	$138,901
Adjustments to reconcile net income to net cash provided by operating activities	51,540	(7,592)
Net cash provided by operating activities	316,876	131,309
Net cash used in investing activities	(165,914)	(120,051)
Net cash used in financing activities	(406,361)	(100,707)
Effect of exchange rate changes on cash	(31,495)	4,657
Decrease in cash and cash equivalents	(286,894)	(84,792)
Cash and cash equivalents, beginning of period	990,501	734,846
Cash and cash equivalents, end of period	$703,607	$650,054

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and China direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and China direct to consumer net revenue show the net change for the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue	China Direct to Consumer Net Revenue
Increase	21%	17%	6%	44%	71%
Adjustments due to foreign exchange rate changes	1	1	1	2	5
Increase in constant dollars	22%	18%	7%	46%	76%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to U.S. tax reform and the restructuring of our ivivva operations and its related tax effects. Please refer to Notes 7 and 8 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 6, 2018 for further information on these adjustments.

	Quarter Ended October 28, 2018			Quarter Ended October 29, 2017
	GAAP Results	U.S. Tax Reform	Adjusted Results (Non-GAAP)	GAAP Results	Restructuring of ivivva Operations Adjustments	Adjusted Results (Non-GAAP)
	(In thousands, except per share amounts)
Gross profit	$406,777	$—	$406,777	$321,962	$1,178	$323,140
Gross margin	54.4%	—%	54.4%	52.0%	0.2%	52.2%
Income from operations	135,903	—	135,903	85,588	22,186	107,774
Operating margin	18.2%	—%	18.2%	13.8%	3.6%	17.4%
Income before income tax expense	137,947	—	137,947	86,640	22,185	108,825
Income tax expense	43,534	(5,163)	38,371	27,696	5,813	33,509
Effective tax rate	31.6%	(3.8)%	27.8%	32.0%	(1.2)%	30.8%
Diluted earnings per share	$0.71	$0.04	$0.75	$0.43	$0.13	$0.56

Adjusted expected effective tax rate and diluted earnings per share

Fiscal Year Ending February 3, 2019
Expected effective tax rate	30.2%
Non-GAAP adjustment[1]	(0.7)
Adjusted expected effective tax rate	29.5%

Fiscal Year Ending February 3, 2019
Expected diluted earnings per share range	$3.61 to $3.64
Non-GAAP adjustment[1]	0.04
Adjusted expected diluted earnings per share range	$3.65 to $3.68
__________
1 The adjustment relates to U.S. tax reform. Please refer to Note 8 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 6, 2018 for further information on the adjustment.

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2017	388	16	—	404
1st Quarter 2018	404	7	—	411
2nd Quarter 2018	411	5	1	415
3rd Quarter 2018	415	11	—	426

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
4th Quarter 2017	1,192	70	—	1,262
1st Quarter 2018	1,262	15	—	1,277
2nd Quarter 2018	1,277	29	3	1,303
3rd Quarter 2018	1,303	52	1	1,354
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.